FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
---------------------------------------------------------------------------
1.  Name and Address of Reporting Person
         Textron Inc.
---------------------------------------------------------------------------
       (Last)                      (First)                    (Middle)
         40 Westminster Street
---------------------------------------------------------------------------
                                  (Street)
         Providence, RI 02903
---------------------------------------------------------------------------
       (City)                      (State)                      (Zip)

---------------------------------------------------------------------------
2.  Date of Event Requiring Statement (Month/Day/Year)
         12/20/01
---------------------------------------------------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
         05-0315468
---------------------------------------------------------------------------
4.  Issuer Name and Ticker or Trading Symbol
         Collins & Aikman Corporation - CKC
---------------------------------------------------------------------------
5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  ) Director
    (X ) 10% Owner
    (  ) Officer (give title below)
    (  ) Other (specify title below)

     -------------------------------------
---------------------------------------------------------------------------
6.  If Amendment, Date of Original (Month/Day/Year)

---------------------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
    ___Form filed by One Reporting Person
    _X_Form filed by More than One Reporting Person

===========================================================================
TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
---------------------------------------------------------------------------
|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

[TYPE ENTRIES HERE]

Common Stock            18,000,000          I         by Textron Holdco Inc.


===========================================================================
TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
---------------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4)

---------------------------------------------------------------------------
2. Date Exercisable and Expiration Date (Month/Day/Year)

     ------------------------                  -------------------------
         Date Exercisable                            Expiration Date
---------------------------------------------------------------------------
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   --------------------------------        -------------------------------
               Title                          Amount or Number of Shares
---------------------------------------------------------------------------
4. Conversion or Exercise Price of Derivative Security

---------------------------------------------------------------------------
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)

---------------------------------------------------------------------------
6. Nature of Indirect Beneficial Ownership (Instr. 5)


===========================================================================

   EXPLANATION OF RESPONSES:





  /s/ Arnold M. Friedman                        December 28, 2001
-------------------------------------           ----------------
   **  SIGNATURE OF REPORTING PERSON                 DATE

-------------------------------------

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
===========================================================================




                          Joint Filer Information
                          -----------------------



Name:                                           Textron Automotive Company Inc.
Address:                                        40 Westminster Street
                                                Providence, RI 02903
Designated Filer:                               Textron Inc.
Issuer & Ticker Symbol:                         Collins & Aikman Corp. - CKC
Date of Event Requiring Statement:              December 20, 2001
Signature:

                                                /s/ Arnold M. Friedman
                                                -----------------------
                                                Arnold M. Friedman
                                                Vice President
-------------------------------------------------------------------------------




Name:                                           McCord Corporation
Address:                                        40 Westminster Street
                                                Providence, RI 02903
Designated Filer:                               Textron Inc.
Issuer & Ticker Symbol:                         Collins & Aikman Corp. - CKC
Date of Event Requiring Statement:              December 20, 2001
Signature:

                                                /s/ Arnold M. Friedman
                                                -----------------------
                                                Arnold M. Friedman
                                                Vice President
-------------------------------------------------------------------------------




Name:                                           Textron Holdco Inc.
Address:                                        40 Westminster Street
                                                Providence, RI 02903
Designated Filer:                               Textron Inc.
Issuer & Ticker Symbol:                         Collins & Aikman Corp. - CKC
Date of Event Requiring Statement:              December 20, 2001
Signature:

                                                /s/ Arnold M. Friedman
                                                -----------------------
                                                Arnold M. Friedman
                                                President
-------------------------------------------------------------------------------